Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Soligenix, Inc. on Form S-1 (No. 333-184762) to be filed on or about February 28, 2013 of our report dated February 25, 2013, on our audits of the consolidated financial statements as of December 31 , 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania
February 28, 2013